Exhibit 5.1

JONES DAY

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN • 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001

WWW.JONESDAY.COM

February 8, 2023

Cellectis S.A.

8, rue de la Croix Jarry

75013 Paris, France

Re: 10,120,000 ordinary shares in the form of American depositary shares issued by Cellectis SA

Ladies and Gentlemen:

We are acting as special French counsel for Cellectis S.A. (the “Company”), a French société anonyme, in connection with the issuance and sale by the Company of up to 10,120,000 ordinary shares, par value €0.05 (the “New Shares”) to be delivered in the form of an aggregate of 10,120,000 American depositary shares (the “ADSs”), each ADS representing one ordinary share of the Company, comprising: (i) 8,800,000 ordinary shares, par value €0.05 (the “Firm Shares”) delivered in the form of an aggregate of 8,800,000 ADSs and (ii) up to 1,320,000 ordinary shares, par value €0.05 (the “Option Shares”) to be delivered in the form of an aggregate of 1,320,000 ADSs.

The New Shares are included in the shelf registration statement on Form F-3 (No. 333-265826) filed by the Company with the Securities and Exchange Commission (“SEC”) on June 24, 2022, as amended, in the form in which it became effective on July 7, 2022 (the “Form F-3”), including the final prospectus supplement dated as of February 2, 2023, and filed by the Company pursuant to Rule 424(b) under the Securities Act on February 3, 2023, relating to the New Shares underlying the ADSs (the “Prospectus Supplement” and, together with the Form F-3, the “Prospectus”). The issuance and subscription of the New Shares is pursuant to the underwriting agreement (the “Underwriting Agreement”) entered into by and among the Company on the one hand and Jefferies LLC and Barclays Capital Inc., acting as the representative of the several underwriters named in the Underwriting Agreement on the other hand, substantially in the form filed by the Company as exhibit 1.1 to a Current Report on Form 6-K filed on February 7, 2023.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that, as of the date hereof:

1. The issuance of the New Shares has been duly authorized;

JONES DAY

Cellectis S.A.

2. The New Shares, when issued and delivered pursuant to the Underwriting Agreement against full payment of their subscription price as provided in the Underwriting Agreement, as shall be acknowledged by the certificate of the depository (certificat du dépositaire) to be delivered by Société Générale Securities Services, will be validly issued and fully paid and non-assessable.

The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of ordinary shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of the ordinary shares.

In rendering the foregoing opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies and we have also assumed that (i) the Form F-3, and any amendments thereto, will be effective at the time of issuance of the New Shares; (ii) the resolutions authorizing the Company to issue, offer and sell the New Shares as adopted by the extraordinary shareholders’ meeting and/or the board of directors of the Company, as applicable, are accurately reflected in the minutes of such meetings provided to us; and (iii) all New Shares will be issued in compliance with applicable securities and corporate law.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditor’s rights generally, and by public policy and public order considerations.

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of the Republic of France as currently in effect. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 6-K filed on the date hereof by the Company and incorporated by reference into the Form F-3 and to the reference to Jones Day under the caption “Legal Matters” in each of the prospectus and the Prospectus Supplement constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Jones Day